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                                  EXHIBIT 11

                              CURAGEN CORPORATION
                       COMPUTATION OF NET LOSS PER SHARE
                      ATTRIBUTABLE TO COMMON STOCKHOLDERS
                                  (unaudited)

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
                                                                                  Three Months Ended
                                                                                        March 31,
                                                                      --------------------------------------
                                                                           1999                     1998
                                                                      --------------            ------------
Net loss                                                                 ($7,206,927)            ($3,167,513)
Preferred dividends                                                              -                  (508,435)
                                                                      --------------            ------------

Net loss attributable to common stockholders                             ($7,206,927)            ($3,675,948)
                                                                      ==============            ============

Basic and diluted net loss per share attributable to
   common stockholders                                                       $ (0.54)           $      (0.40)
                                                                      ==============            ============

Weighted average number of shares used in computing
   basic and diluted net loss per share attributable to
   common stockholders                                                    13,402,421               9,187,491
                                                                      ==============            ============
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